STOCK PURCHASE AGREEMENT, dated April 13, 1984, by and among Kansas
City Southern Industries, Inc., a Missouri corporation ("KCSI"), and Thomas
H. Bailey, William C. Mangus, Bernard E. Niedermeyer III, Michael Stolper, and Jack R. Thompson, as individuals.

     WHEREAS, Janus Capital Corporation, a Colorado corporation ("JCC"), is a registered investment adviser under the Investment Advisers Act of 1940, managing assets for corporations, individuals, and pension and profit-sharing plans; and

     WHEREAS, Janus Management Corporation, a Colorado corporation ("JMC"), is a registered investment adviser under the Investment Advisers Act of 1940 and is the investment adviser to Janus Fund, Inc. ("Janus Fund"); and

     WHEREAS, Thomas H. Bailey, William C. Mangus, Bernard E. Niedermeyer III, Michael Stolper, and Jack R. Thompson (referred to collectively as the "Shareholders of JCC") own all of the outstanding capital stock of JCC, consisting of 400 shares of Common Stock, par value $.01 per share, and all of the outstanding capital stock of JMC, consisting of 24,014 shares of Common Stock, par value $.01 per share;

     WHEREAS, immediately after the initial stock purchase by KCSI contemplated by this Agreement, JMC will merge into JCC in accordance with Colorado law, JCC to be the surviving corporation; and

     WHEREAS, the Shareholders of JCC and KCSI after the merger of JMC into JCC, will own all of the authorized and outstanding capital stock of JCC, then consisting of 10,000,000 shares of common stock, $.01 par value per share (the "JCC Shares"); and

     WHEREAS, KCSI and the Shareholders of JCC desire that KCSI acquire from the Shareholders of JCC, shares of JMC and JCC such that KCSI will own 80% of the shares of JCC outstanding after such merger, on the terms and conditions set forth herein.

     NOW, THEREFORE, the parties agree as follows:

                                      ARTICLE I

                               STOCK PURCHASES AND MERGER

     Subject to the terms and conditions set forth below, the stock purchases contemplated by the parties shall be effectuated at the following times and in the following manner:

     1.01 At the Closing provided for in paragraph 3.01 hereof, KCSI shall purchase and each of the Shareholders of JCC shall sell, convey, assign, transfer and deliver to KCSI, free and clear of all liens and encumbrances, a total of 16,996 shares of JMC and 253 shares of JCC for a total price of $10,937,922.24, in the following proportions:

                                     NO. OF SHARES SOLD		PURCHASE
NAME OF SELLER				JMC		JCC		  	  PRICE
--------------				---		---	             -------
Thomas H. Bailey	                   5,454	      153	          $5,016,009.33
William C. Mangus	                 10,054	      100	          $5,428,826.99
Bernard E. Niedermeyer III	           645	      -0-	          $  213,736.84
Michael Stolper	                      843	      -0-	          $  279,349.08
Jack R. Thompson	                     -0-	      -0-	            $     -0-

     1.02	Immediately upon consummation of the stock purchases by KCSI provided for in paragraph 1.01, KCSI and the Shareholders of JCC shall take all steps necessary to effect a duly and validly authorized merger of JMC into JCC in accordance with the laws of the State of Colorado and other applicable laws, JCC to be the surviving corporation. Upon consummation of such merger, each of the Shareholders of JCC and KCSI shall own the number of JCC Shares set forth below, which shall be all of the issued and outstanding capital stock of JCC:

                                            NUMBER OF
                                            SHARES OF
               NAME OF HOLDER				              JCC
               --------------			           	---------
              Thomas H. Bailey			           	2,898,671
              William C. Mangus					              -0-
              Bernard E. Niedermeyer III		     134,039
              Michael Stolper				              175,181
              Jack R. Thompson			           	   75,789
              KCSI		                     				6,716,320

     1.03	As soon after October 31, 1985 as the amount of Net After-Tax
Earnings of JCC for the fiscal year then ended has been determined as provided in paragraph 2.04, but not later than thirty days after the date of such determination, KCSI shall purchase and the Shareholders of JCC other than William C. Mangus (the "Remaining Shareholders of JCC") shall sell, convey, assign, transfer and deliver to KCSI, free and clear of all liens and encumbrances, on a pro-rata basis, or on such other basis as the Shareholders of JCC shall agree among themselves which does not violate the other provisions of this Agreement, a total of 427,894 of the JCC shares at a price per share equal to fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year ended October 31, 1985.

     1.04	As soon after October 31, 1986 as the amount of Net After-Tax
Earnings of JCC for the fiscal year then ended has been determined as provided in paragraph 2.04, but not later than thirty days after the date of such determination, KCSI shall purchase and the Remaining Shareholders of JCC shall sell, convey, assign, transfer and deliver to KCSI, free and clear of all liens and encumbrances, on a pro-rata basis, or on such other basis as the Shareholders of JCC shall agree among themselves which does not violate the other provisions of this Agreement, a total of 427,893 of the JCC shares at a price per share equal to fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year ended October 31, 1986.

     1.05	As soon after October 31, 1987 as the amount of Net After-Tax
Earnings of JCC for the fiscal year then ended has been determined as provided in paragraph 2.04, but not later than thirty days after the date of such determination, KCSI shall purchase and the Remaining Shareholders of JCC shall sell, convey, assign, transfer and deliver to KCSI, free and clear of all liens and encumbrances, on a pro-rata basis, or on such other basis as the Shareholders of JCC shall agree among themselves which does not violate the other provisions of this Agreement, a total of 427,893 of the JCC shares at a price per share equal to fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year ended October 31, 1987.

                                   ARTICLE II

                                NET AFTER-TAX EARNINGS

     2.01	The term "Net After-Tax Earnings of JCC" as used in this
Agreement shall mean all income of JCC for the applicable period from operations in the ordinary course of business, less the expenses of JCC for the applicable period, including salaries, bonuses and related employee costs, rent, utilities, depreciation, taxes, travel and entertainment expenses and all other operating expenses, and including federal and state income taxes payable on account of such income, all calculated in accordance with generally accepted accounting principles applied on a consistent basis; provided that "Net After-Tax Earnings of JCC" shall not include earnings, nor be reduced by losses, of any corporation or other entity acquired by JCC (including any acquisition of substantially all the assets of any such corporation or other entity) after the date of the Closing provided for in
Section 3.01 of this Agreement. For purposes of this calculation, (i) no charge shall be made to JCC by KCSI or any affiliate of KCSI for any services furnished to JCC by KCSI or any such affiliate unless such services have been approved by Thomas H. Bailey and (ii) no change shall be made in the kind or methods of computing of such expenses from the kind and methods employed during the year ended October 31, 1983, without KCSI's consent in advance.

     2.02	Whenever KCSI is permitted to consolidate the income of JCC with the income of KCSI for federal income tax purposes, the tax rate to be applied to net earnings to determine the Net After-Tax Earnings of JCC shall be the federal income tax rate which would be applicable to JCC if no such consolidation were to have occurred.

     2.03	For purposes of determining the Net After-Tax Earnings of JCC, the direct, out-of-pocket cost of organizing a new mutual fund requested in writing by KCSI and initially registering such fund or its shares under the Investment Company Act of 1940, the Securities Act of 1933 and state securities or Blue Sky laws, including legal, accounting and printing costs, shall be shared equally by JCC and by KCSI or an affiliate of KCSI.
2.04	At the end of each fiscal year during which at any time any of the Shareholders of JCC owned, beneficially or otherwise, any JCC Shares, the Net After-Tax Earnings of JCC as defined in this Article II shall be determined and certified by Price Waterhouse, or a comparable certified public accounting firm (one of the so called "Big Eight" firms) then providing accounting services to JCC.

                                    ARTICLE III

                                      CLOSING

     3.01	The Closing of the purchase and sale provided for in paragraph
1.01 (the "Closing") shall be held in the offices of Davis, Graham & Stubbs in Denver, Colorado at 10:00 a.m. Mountain Standard Time on the first business day following the obtaining of shareholder approval required by paragraphs 7.06 and 8.02 (the "Closing Date"), or at such other time or place as KCSI and the Shareholders of JCC may agree.

     3.02	At the Closing, each of the Shareholders of JCC shall deliver a certificate or certificates representing the shares of JMC and JCC being sold by him pursuant to paragraph 1.01, duly endorsed to KCSI with such endorsement signature guaranteed, and KCSI shall deliver to each of the Shareholders of JCC a certified or bank check for the purchase price of the shares being purchased from such Shareholder of JCC.

     3.03	Closings of the purchases and sales of JCC Shares provided for in paragraphs 1.03, 1.04 and 1.05 shall be held at the offices of JCC in Denver, Colorado, at such time (no later than thirty days after the date that the amount of Net After-Tax Earnings of JCC for the preceding fiscal year has been determined as provided in paragraph 2.04) as KCSI and the Remaining Shareholders of JCC may agree. At each such closing, the Remaining
Shareholders of JCC shall deliver certificates representing the JCC Shares being sold and KCSI shall deliver payment for such shares in the manner provided in paragraph 3.02.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF KCSI

     KCSI hereby represents and warrants as follows:

     4.01	KCSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on the business it is now conducting.

     4.02	The execution, delivery and performance of this Agreement by KCSI has been duly and validly authorized and approved by all necessary action of KCSI, and this Agreement is a valid and binding obligation of KCSI, enforceable against it in accordance with its terms.

     4.03	Neither the execution, the delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance by KCSI with any of the provisions hereof will (i) violate or conflict with, or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of KCSI, or (ii) constitute a default under, or result in the termination of, any material note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which KCSI is a party, or (iii) violate any order, writ, injunction or decree applicable to KCSI or any of KCSI's material assets, or (iv) violate any applicable law or any order, rule or regulation of any regulatory or governmental authority having jurisdiction.

     4.04	KCSI has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of JCC or JMC to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

     4.05	The representations and warranties contained in this Article IV shall survive the Closing, and remain in effect for a period of three years following the Closing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES OF
                               THE SHAREHOLDERS OF JCC

     The Shareholders of JCC hereby represent and warrant as follows:

     5.01	The shares of JMC and JCC to be sold under this Agreement have been and will remain upon delivery to KCSI duly and validly authorized for issuance, legally issued, fully paid and non-assessable. As to the shares being delivered to KCSI at each closing provided for in Article III (i) each of the Shareholders of JCC has and will have immediately prior to delivery to KCSI hereunder full right, title and interest to his respective portion of such shares free and clear of all liens and encumbrances, (ii) except as set forth in this Agreement, there are no agreements or understandings with respect to the voting of such shares, (iii) there are not outstanding, and will not be outstanding at the Closing Date or at the date of the other closings provided for in Article III any options, warrants or rights to purchase or otherwise acquire any of such shares, except as provided herein, and (iv) upon proper endorsement and delivery of the certificate or certificates representing any such shares to KCSI, KCSI shall have full right, title and interest to such shares free and clear of all liens and encumbrances.

     5.02	JCC and JMC are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado, have full corporate power and authority to carry on the businesses they are now conducting and to own or lease and operate the assets and properties now owned or leased and operated by them, and are not required to be qualified to do business in any other jurisdiction except for jurisdictions in which failure to be so qualified could not subject JCC or JMC to any material liability or disability by reason of such failure. Neither JCC nor JMC have any subsidiaries.

     5.03	The Shareholders of JCC have delivered to KCSI balance sheets of
JCC and JMC as of October 31, 1983, and statements of operations and statements of changes in financial position of JCC and JMC for the fiscal year ended October 31, 1983, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and present fairly the financial position of JCC and JMC and their results of operations and changes in financial position for the periods indicated. Other than as disclosed on the JCC and JMC balance sheets dated October 31, 1983 and in exhibit 5.03 attached hereto and made a part hereof, but without expanding the scope of the other representations and warranties herein, JCC and JMC do not have any liability of any nature, including without limitation liability for federal, state, local or foreign taxes, which is material, whether accrued or contingent, other than liabilities arising since October 31, 1983 in the ordinary course of business which are not inconsistent with the representations and warranties made herein.

     5.04	JCC and JMC have filed, or caused to be filed, with the
appropriate governmental agencies, all federal, state and local tax returns and all reports with respect to income and other reports, the filing of which is necessary for the conduct of their businesses or required by any taxing authority having jurisdiction. All such tax returns and reports properly reflect the taxes attributable to the businesses of JCC and JMC for the periods covered thereby. All federal, state and local taxes, assessments, interest, penalties, deficiencies, fees or other governmental charges or impositions called for by such tax returns or reports, or to JCC's or JMC's knowledge are claimed to be due by any taxing authority, have been properly paid. JCC or JMC have not received any notice of deficiency or assessment or a proposed deficiency or assessment from the Internal Revenue Service or any other taxing authority. JCC or JMC have not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any tax.

     5.05	The Shareholders of JCC have furnished to KCSI a schedule listing all policies of insurance maintained by JCC and JMC. All such policies are outstanding and duly in force on the date hereof, are in the amounts shown in, and insure against the losses and risks described in said schedule. JCC or JMC have not received notice from any insuror or its agent of cancellation of any insurance policy or that substantial actions will have to be taken or that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

     5.06	Other than as disclosed to KCSI in exhibits 5.06 and 5.08
attached hereto and made a part hereof, there is no (i) litigation, proceeding, arbitral action or governmental investigation pending or, as far as is known to any of the Shareholders of JCC or to JCC or JMC, threatened against JCC or JMC or their assets, (ii) fact known to any of the Shareholders of JCC or to JCC or JMC that may give rise to any such litigation, proceeding or investigation, nor (iii) decree, injunction or order of any court or governmental department or agency outstanding against JCC or JMC with respect to its business.

     5.07	To the best knowledge of the Shareholders of JCC after reasonable investigation, except as disclosed to KCSI in exhibit 5.07 attached hereto and made a part hereof, JCC and JMC hold all material licenses, permits, and authorizations necessary for the lawful conduct of their businesses under, and are otherwise in compliance with, all applicable statutes, regulations, orders, ordinances, and other laws of the United States and all states and local governments, and agencies thereof, that have a material effect upon JCC or JMC or the conduct of their businesses. Neither JCC nor JMC has received any notice or otherwise been advised that it is in violation of any such statute, regulation, order, ordinance, or other law. Neither JCC, JMC nor any of the Shareholders of JCC knows after reasonable investigation of any existing circumstance that is likely to result in such a violation.
Except for properties which in the aggregate are not material to JCC or JMC, JCC and JMC respectively have good and marketable title to all of their respective real and personal properties except for such minor imperfections in title which do not materially detract from the value, nor prohibit the present use, of such properties. To the best knowledge of the Shareholders of JCC after reasonable investigation, the respective real and personal properties of JCC and JMC are subject to no mortgage, pledge, lien, encumbrance, charge, security interest or other security arrangement except for (i) liens for the payment of taxes, the payment of which is not delinquent or subject to penalty and (ii) encumbrances incidental to the conduct of their respective businesses which were not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of such properties or materially impair the use thereof, except as disclosed on their respective financial statements or in exhibit 5.07 attached hereto and made a part hereof. All leases pursuant to which JCC or JMC lease any substantial amount of real or personal property are valid and effective in accordance with their terms.

     5.08	Except as disclosed to KCSI in exhibit 5.08 attached hereto and made a part hereof, no officer, director, or employee of JCC or JMC is a party or is expected to become a party to any material transaction with JCC or JMC, including without limitation any contract, agreement, or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments (other than for service as officer, director, or employee) to any such person or corporation, partnership, trust, or other entity in which any such person has a substantial interest as an officer, director, trustee, or partner.

     5.09	Since October 31, 1983, (i) JCC and JMC have operated their
businesses in the ordinary course and exercised all reasonable efforts to preserve their businesses intact, to keep available the services of their employees and to preserve the goodwill of their clients, (ii) there has been no change in JCC's or JMC's condition (financial or otherwise), assets, liabilities, earnings, or businesses, except for changes in the ordinary course of business which are not individually or in the aggregate materially adverse to JCC or JMC, and (iii) JCC and JMC have not declared or paid any dividend or made any distribution in respect of any JCC or JMC shares, or issued, redeemed, purchased or otherwise acquired or disposed of any of their shares of capital stock except as contemplated herein.

     5.10	To the best knowledge of the Shareholders of JCC after reasonable investigation, JCC and JMC are in compliance with all provisions of the Investment Advisers Act of 1940 applicable to them and their operations, and, except as disclosed to KCSI in exhibit 5.10 attached hereto and made a part hereof, with all investment adviser registration or qualification requirements of applicable state securities or Blue Sky laws.

     5.11	To the best knowledge of the Shareholders of JCC after reasonable investigation, except as disclosed to KCSI in exhibit 5.11 attached hereto and made a part hereof, Janus Fund is in compliance with all applicable requirements of the Securities Act of 1933, the Investment Company Act of 1940.

     5.12	Neither the execution or delivery of this Agreement, the
consummation of the transactions contemplated hereby, nor compliance by the Shareholders of JCC with any of the provisions hereof will (i) violate or conflict with, or result in a breach of any provisions of the Articles of Incorporation or Bylaws of JCC or JMC, or (ii) constitute a default under, or result in the termination of, any material note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which JCC, JMC or the Shareholders of JCC is a party, or (iii) violate any order, writ, injunction or decree applicable to JCC, JMC or the Shareholders of JCC, or any of their material assets, or (iv) to the best knowledge of the Shareholders of JCC after reasonable investigation, except as disclosed to KCSI in exhibit 5.12 attached hereto and made a part hereof, violate any applicable law or any order, rule or regulation of any regulatory or governmental authority having jurisdiction.

     5.13	JCC and JMC have not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of JCC, JMC or KCSI to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

     5.14	JCC and JMC have delivered to KCSI a complete and accurate copy of the Articles of Incorporation and Bylaws of JCC and JMC, as in effect on the date hereof, and a list of all material investment advisory and other contracts, agreements, instruments, leases and licenses of JMC and JCC. True and complete copies of the documents referred to in such list have been made available to KCSI. To the best knowledge of the Shareholders of JCC after reasonable investigation neither JMC nor JCC nor any other party to any such contract, agreement, instrument, lease or license is in default in complying with any material provision thereof, and each such contract, agreement, instrument, lease and license is in full force and is valid and effective in accordance with its respective terms. Neither JCC nor JMC is a party to or is bound by any contract, agreement, deed, instrument, lease or license, or subject to any charter or other corporate restriction, which has had or which is reasonably likely to have a material adverse effect on the financial condition, results of operation, business, properties, assets or liabilities of JMC or JCC.

     5.15	JCC and JMC have delivered to KCSI a list of all pension,
profit-sharing, option and other employee benefit plans of JCC and JMC. True and complete copies of the documents referred to in such list have been made available to KCSI. All obligations of JCC and JMC under such plans are fully funded as to past service benefits and all accrued payments thereunder have been paid except as disclosed in such list. As to any plan purporting to be a qualified plan under Section 401(a) of the Internal Revenue Code, (i) all necessary action has been taken to effect and maintain the qualification of such plan, (ii) any trust established in connection with any such plan has no liability of any nature which is accrued or contingent including without limitation liability for federal, state, local or foreign taxes, except as described in such list, and (iii) no such plan or trust is in violation of, or in default with respect to, any law, order, judgment, decree, or regulation.

     5.16	It is expressly understood that Michael Stolper is a Shareholder of JCC but not an employee of JCC or JMC, and that he is not expected to make inquiry into any of the matters about which the Shareholders of JCC make representations to the best of their knowledge after reasonable investigation in this Article V. The representations and warranties contained in this
Article V shall survive the Closing and remain in effect for a period of three years following the Closing.

     5.17	None of the Shareholders of JCC have any claims or causes of action against JCC or JMC, or knowledge of any basis for any such claims or causes under any contracts or agreements, for any tort or alleged tort, or upon any other basis or with respect to any other matter.

                                    ARTICLE VI

                               AFFIRMATIVE COVENANTS

     6.01	Until the date of the Closing (the "Closing Date"), the
Shareholders of JCC will cause JCC and JMC to conduct their businesses only in the ordinary course except as otherwise permitted or required by this Agreement or consented to by KCSI in writing. In addition, JCC and JMC, prior to the Closing Date, will not, except as otherwise permitted or required by this Agreement or consented to by KCSI in writing, (i) declare, set aside or pay any dividend or other distribution of assets to the Shareholders of JCC, except that nothing herein shall prevent the payment of bonuses to employees of JCC or JMC on a basis which is in accordance with past practices and is not inconsistent with the financial projections heretofore furnished KCSI by the Shareholders of JCC, (ii) make any change in the number of shares of authorized or issued capital stock of JCC or JMC or other securities or obligations to issue securities, (iii) lend any money or otherwise pledge the credit of JCC or JMC except in the ordinary course of business, (iv) fail in any material respect to comply with any statutes, laws, ordinances, rules, regulations or other governmental restrictions applicable to them or with any contract, commitment or agreement to which either of them is a party, or (v) merge or consolidate with, purchase substantially all the assets of, or otherwise acquire any business or proprietorship, firm, association, corporation or other business organization or division thereof, other than the merger of JMC into JCC contemplated herein.

     6.02	Until the Closing Date, the Shareholders of JCC shall cause JCC and JMC to (i) duly comply in all material respects with all laws and regulations applicable to JCC and JMC and to the conduct of their businesses and all laws and regulations applicable to the transactions contemplated by this Agreement, (ii) maintain in full force and effect the insurance policies heretofore maintained by JCC and JMC (or policies providing substantially the same coverage), and (iii) maintain all books and records in the usual, regular and ordinary manner and promptly advise KCSI in writing of any material adverse change in their condition (financial or otherwise), assets, liabilities or businesses.

     6.03	Until the Closing Date, subject to the merger of JMC into JCC, the Shareholders of JCC will use their best efforts to preserve the business organizations of JCC and JMC intact, to continue operations as in the past, to keep available to KCSI the services of the present officers and employees of JCC and JMC, and to preserve for KCSI the goodwill of the clients and others having business relations with JCC or JMC.

     6.04	Prior to the Closing Date, the Shareholders of JCC shall seek the approval of the Board of Directors and shareholders of Janus Fund to a new Investment Advisory Agreement to be entered into between JCC and Janus Fund, which shall become effective upon the purchase of stock of JMC and JCC by KCSI as provided for in paragraph 1.01 and upon the consummation of the merger between JMC and JCC as provided for in paragraph 1.02. Such Investment Advisory Agreement shall contain terms substantially identical to the terms of the present Investment Advisory Agreement between Janus Fund and JMC, except for changes (none of which shall materially change the allocation of expenses between Janus Fund and the investment adviser) that are deemed necessary or desirable to conform to applicable rules or regulations of the Securities and Exchange Commission or the National Association of Securities Dealers, Inc. and which are consented to in advance by KCSI.

     6.05	Prior to the Closing Date, the Shareholders of JCC shall seek the consent of each of JCC's principal investment advisory clients to the continuation of the investment advisory relationship between JCC and each of such clients subsequent to the Closing Date.

     6.06	The Shareholders of JCC shall deliver to KCSI copies of financial statements of JCC or JMC prepared monthly commencing January 31, 1984 to the Closing Date and copies of any filings by JCC or JMC with, and notices or orders received by JCC or JMC from, the Securities and Exchange Commission, and any state securities commission or authority, during such period.

     6.07	Prior to the Closing Date, the Shareholders of JCC shall cause
JMC and JCC to allow the officers, employees and authorized representatives of KCSI to have full access to all offices, properties, files, books and records of JCC and JMC, and shall provide all information reasonably requested by such officers, employees and authorized representatives of KCSI which is within their knowledge or reasonably obtainable by them concerning JCC, JMC and Janus Fund, including, without limitation, information about their respective operations, capitalization and shareholders, and any of their investment advisory clients. The Shareholders of JCC shall cause the officers and employees of JMC and JCC to cooperate with and assist KCSI in its review and investigation of the businesses and affairs of JCC, JMC and Janus Fund and shall permit Price Waterhouse to review, audit or examine, at KCSI's discretion and expense, such books, records, financial data and other information relating to the business of JCC and JMC as KCSI may direct.

     6.08 In addition to the approvals and consents to be obtained pursuant to paragraphs 6.04 and 6.05, prior to the Closing Date, the Shareholders of JCC shall cause JCC and JMC to use their best efforts, and KCSI shall use its best efforts, to obtain all requisite approvals and consents from governmental or regulatory bodies or agencies, or pursuant to leases, mortgages, contracts or agreements, permits or licenses of or affecting JCC or JMC or KCSI, respectively, relative to the transactions contemplated by this Agreement.

     6.09	The Shareholders of JCC shall not transfer, dispose of, or in any way encumber any of their shares of JMC or JCC in any manner which would prevent them from selling such shares to KCSI as herein provided and the certificates for all shares of JCC to be delivered after the Closing Date pursuant to the subsequent closings provided for in Article III shall bear a legend disclosing the existence of this Agreement and the limitations upon disposition set forth in this paragraph 6.10. Notwithstanding the limitations set forth in this paragraph 6.10, any Shareholder of JCC may transfer any share of JCC after the Closing Date to any relative of such Shareholder, or to any trust or other entity for the benefit of such relative, provided such transfer is effected in accordance with law, including applicable securities laws and regulations, and such relative, trust or entity agrees to be, and becomes at the time of such transfer, bound by the terms and provisions of this Stock Purchase Agreement.

     6.10	Settlement of the litigation pending in the District Court of
Denver County, Denver, Colorado, entitled GORDON YALE V. JANUS MANAGEMENT CORPORATION, THOMAS H. BAILEY AND WILLIAM C. MANGUS, shall be made only as approved or directed by KCSI, and any amounts paid, or obligations incurred, by JMC or JCC (except for the fees and expenses of their counsel) in connection with such litigation, including any settlement thereof not in excess of $100,000 or satisfaction of any judgment obtained therein, shall be borne solely by Thomas H. Bailey and William C. Mangus provided that they shall bear the costs of settlement up to $100,000 only if they have approved such settlement, in the same proportion as their respective ownership of the shares of JCC and JMC owned by them immediately prior to the Closing Date. If, at the time of any such settlement or judgment, Thomas H. Bailey or William C. Mangus is an employee of JCC, in lieu of receiving reimbursement for any amount that such employee may be liable for hereunder, JCC shall reduce such employee's compensation by such amount.

                                      ARTICLE VII

                         CONDITIONS PRECEDENT TO THE OBLIGATIONS
                           OF THE SHAREHOLDERS OF JCC TO CLOSE

     The obligations of the Shareholders of JCC under this Agreement with respect to the sale of their shares shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     7.01	All of the representations and warranties by KCSI contained in this Agreement shall be true and correct as of the Closing Date. KCSI shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing Date. The Shareholders of JCC shall have been furnished at the Closing Date with a Certificate dated the Closing Date, signed by the President and Secretary of KCSI, certifying to the best of their knowledge, but without personal liability under such certificate except for intentional misstatements or omissions, the fulfillment of the foregoing conditions.

     7.02	There shall have been delivered to the Shareholders of JCC an opinion, dated the Closing Date, and addressed to the Shareholders of JCC by Richard P. Bruening, Esq., KCSI's general counsel, or such other counsel as shall be acceptable to the parties hereto, to the effect that:

          (a)	KCSI is a corporation duly organized, validly existing and
in good standing under the laws of the State of Delaware and has corporate power to carry on its business as it is then being conducted;

          (b)	Such counsel does not know of any material litigation,
proceeding, arbitral action or governmental investigation pending or threatened against KCSI that seeks to prevent, or claims damages arising out of, the transactions contemplated by this Agreement;

          (c)	The execution, delivery and performance of this Agreement
has been duly authorized and approved on behalf of KCSI by all corporate action required and this Agreement has been duly executed and delivered by KCSI pursuant to such authorization and constitutes a valid and binding obligation of KCSI subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally; and

          (d)	Neither the execution, the delivery of this Agreement, nor
the consummation of the transactions contemplated hereby nor compliance by KCSI with any of the provisions hereof (i) violates or conflicts with, or results in a breach of any provisions of the Certificate of Incorporation or Bylaws of KCSI, or (ii) to the best of such counsel's knowledge constitutes a default under, or results in the termination, any material note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation of which such counsel has knowledge to which KCSI is a party, except for such conflict, breach or default as to which requisite waivers or consents shall have been obtained by KCSI prior to the Closing Date, or (iii) violates any order, writ, injunction or decree, of which such counsel has knowledge, applicable to KCSI or any of KCSI's material assets.

     7.03	KCSI shall have obtained all approvals and consents required of it from governmental or regulatory bodies or agencies or pursuant to leases, mortgages, contracts, agreements, permits or licenses to which KCSI is a party relative to the transactions contemplated by this Agreement.

     7.04	No adverse change in ownership of KCSI (as defined in paragraph
10.06) shall have occurred after this date hereof and prior to the Closing
Date.

     7.05	There shall not have been instituted any suit or proceeding to restrain or invalidate this transaction or seeking damages from or to impose obligations upon JCC or JMC which in JCC's or JMC's judgment, reasonably exercised, would involve expenses or lapses of time that would be materially adverse to JCC's or JMC's interests.

     7.06	The approval of the Board of Directors and shareholders of Janus
Fund to a new Investment Advisory Agreement as provided for in paragraph 6.04 shall have been duly obtained.

                                   ARTICLE VIII

                  CONDITIONS PRECEDENT TO KCSI'S OBLIGATION TO CLOSE

     The obligation of KCSI under this Agreement to purchase shares of JMC and JCC at the Closing shall be subject to the fulfillment of each of the following conditions, on or prior to the Closing Date, and the obligation of KCSI to purchase shares of JCC after the Closing Date shall be subject to fulfillment of the conditions set forth in paragraphs 8.10 and 8.13 on or prior to each of such closings;

     8.01	All of the representations and warranties of the Shareholders of
JCC contained in this Agreement shall be true and correct at and as of the Closing Date except for changes contemplated herein. The Shareholders of JCC shall have complied with and performed all of the agreements, covenants, and conditions required by this Agreement to be performed and complied with by them on or prior to the Closing Date. KCSI shall have been furnished at the Closing Date with a Certificate, dated as of the Closing Date, signed by Thomas H. Bailey and William C. Mangus, individually and as officers of JCC, certifying to the best of their knowledge, but without personal liability under such certificate beyond their personal liability otherwise arising hereunder except for intentional misstatements or omissions, the fulfillment of the foregoing conditions.

     8.02	The approval of the Board of Directors and shareholders of Janus
Fund to a new Investment Advisory Agreement as provided for in paragraph 6.04 shall have been duly and validly obtained.

     8.03	Since October 31, 1983, there shall have been no change in the condition (financial or otherwise), assets, liabilities, earnings, or business of JCC from that of JCC and JMC combined as of October 31, 1983, except for changes in the ordinary course of business of JCC and JMC which are not in the aggregate materially adverse to JCC.

      8.04	The principal advisory clients of JCC shall have been given
notice of the proposed change of control that will result from the transactions provided for herein and advisory clients accounting for at least 75% of the assets managed by JCC at December 1, 1983 shall have consented to such change.

     8.05	The Shareholders of JCC and JMC shall have obtained all requisite approvals and consents from governmental or regulatory bodies or agencies or pursuant to leases, mortgages, contracts or agreements (other than those referred to in paragraphs 6.04 and 6.05 hereof), permits or licenses relative to the transactions contemplated by this Agreement.

     8.06	There shall have been delivered to KCSI an opinion, dated the
Closing Date (and, at the option of KCSI, with respect to the Remaining Shareholders' interests under paragraph 8.06(f), the date of each of the other closings pursuant to Article III) and addressed to KCSI of Davis, Graham & Stubbs, counsel to the Shareholders of JCC, to the effect that:

          (a)	JCC and JMC are corporations duly organized and existing
and in good standing under the laws of the State of Colorado;

          (b)	Such counsel does not know, after reasonable investigation,
of any material litigation, proceeding, arbitral action or governmental investigation pending or threatened against JCC or JMC that seeks to prevent, or claims damages arising out of, the transactions contemplated by this Agreement;

          (c)	This Agreement constitutes a valid and binding obligation
of each of the Shareholders of JCC;

          (d)	Neither the execution or delivery of this Agreement, the
consummation of the transactions contemplated hereby, nor compliance by the Shareholders of JCC with any of the provisions hereof violates or conflicts with, or results in a breach of any provisions of (i) the Articles of Incorporation or Bylaws of JMC or JCC, or (ii) to the best of such counsel's knowledge constitutes a default under, or results in the termination of, any material note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation of which such counsel has knowledge to which JCC, JMC or the Shareholders of JCC is a party, except the Investment Advisory Agreement between Janus Fund and JMC, and except for Investment Advisory Agreements between JCC and any of its clients who have not consented and do not consent to the change of control of JCC that results from the transactions provided for herein, or (iii) violates any order, writ, injunction or decree of which such counsel has knowledge, applicable to JCC, JMC or the Shareholders of JCC, or any of their material assets;

          (e)	The authorized capital stock of JCC consists of 6,000
shares of common stock, $.01 par value per share and the authorized capital stock of JMC consists of 50,000 shares of Common stock, $0.01 par value per share; all outstanding shares of each such stock have been duly authorized and are validly issued, fully paid and non-assessable; and

          (f)	To the best knowledge of such counsel, the Shareholders of
JCC own the JMC and JCC shares free and clear of any liens or encumbrances and have full right, power and authority to sell and deliver said shares to KCSI as contemplated in this Agreement.

          (g)	To the best knowledge of such counsel, no affiliation
between the Janus Fund and Cerberus Partners, Ltd. or between the Janus Fund and Taurus Partners, Ltd. exists at the Closing Date which would result in any transactions by such entities being deemed "joint transactions" violative of Section 17(d) of the Investment Company Act of 1940 or Rule 17(d) thereunder.

          (h)	The Janus Fund Proxy Statement does not contain any
material misstatements or omissions which would be in violation of SEC Rule 14a-9, except that such counsel need express no opinion with respect to compliance with state securities or Blue Sky laws.

     8.07	There shall have been delivered to KCSI an opinion, dated the
Closing Date and addressed to KCSI, of counsel to the Janus Fund to the effect that the shareholders of such Fund have duly approved an Investment Advisory Agreement, in the form attached as Exhibit 8.07 hereto, to be entered into and to become effective immediately following the merger of JMC and JCC, and upon due execution and delivery of such Agreement by such Fund and JCC, such Agreement will be in full force and effect in accordance with its terms.

     8.08	The approval of the Janus Fund Board of Directors and
shareholders provided for in paragraph 6.04 shall have been duly obtained.

     8.09	KCSI shall not have advised the Shareholders of JCC prior to that date which shall be one week after the date hereof that KCSI is dissatisfied, in its sole judgment, with the results of its investigation of JCC and JMC pursuant to paragraph 6.07.

     8.10	On or prior to each of the closings provided for under Article
III, the representations and warranties of the Shareholders of JCC provided for in paragraph 5.01 remain true and correct at and as of each such date except for changes contemplated herein.

     8.11	All pending or known claims, and all litigation, against JCC, JMC or the Janus Fund shall have been resolved, or provision for such resolution made, on a basis which is satisfactory to KCSI.

     8.12	Receipt by KCSI of the duly executed escrow agreement referred to in paragraph 17.01.

     8.13	Prior to any purchase by KCSI of shares of JCC after the Closing
Date, JMC shall have merged into JCC in a duly and validly authorized merger in accordance with the laws of the State of Colorado and any other applicable laws, and such merger shall have become effective.

     8.14	JCC shall have registered in each state in which its rendition of investment advisory service requires such registration.

     8.15	There shall not have been any material revision of the Janus Fund proxy material as filed with the Securities and Exchange Commission on or about March 31, 1984, which revision is objected to by KCSI.

     8.16	The Board of Directors or Executive Committee of KCSI shall have approved this Agreement.

                                    ARTICLE IX

                  OTHER TRANSFERS OF SHARES; RIGHTS OF FIRST REFUSAL

     9.01	If at any time after the Closing Date, any Shareholder other than
Thomas H. Bailey of JCC desires to sell or otherwise dispose of any of his remaining JCC Shares, he shall first offer the shares he desires to dispose of to such employee or employees of JCC as might be designated by JCC pursuant to paragraph 9.10 to be eligible to purchase such JCC Shares or a portion thereof, and to the other Remaining Shareholders of JCC (other than KCSI) in writing for thirty days, at a price per share equal to fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year ended immediately prior to such sale, except that if such sale occurs before October 31, 1985 the price shall be $1.6373 per share. Any such employee or employees designated by JCC shall have a prior right to purchase an amount of JCC Shares designated by JCC, and any remaining shares may be purchased by the other Remaining Shareholders of JCC (other than KCSI) in the proportion that each such other Shareholder's holding in JCC bears to the holdings of all such other Remaining Shareholders of JCC. If any Shareholder of JCC to whom an offer is made pursuant to this paragraph 9.01 does not accept the offer with respect to all the JCC Shares offered to him, the other
Shareholders of JCC to whom an offer was also made shall have the right to purchase any remaining JCC Shares on such basis as they may agree among themselves and at the price specified herein, provided such purchase by such other Shareholders of JCC occurs within thirty days after the offer to such employee or employees made pursuant to this paragraph 9.01.

     9.02	If within thirty days after any JCC Shares are offered pursuant to paragraph 9.01, any designated employee or employees of JCC or the other Shareholders of JCC (other than KCSI) have not accepted the offer with respect to all of the JCC Shares offered, any remaining shares shall be offered to JCC in writing for 30 days at the price specified in paragraph
9.01.

     9.03	If within thirty days after the JCC Shares are offered pursuant to paragraph 9.02, JCC has not accepted the offer with respect to all the JCC Shares offered, any remaining shares shall be purchased by KCSI at the price provided for in paragraph 9.01.

     9.04	If, after the Closing Date, Bernard E. Niedermeyer III, Jack R.
Thompson or any employee of JCC who first acquired JCC Shares after the Closing Date leaves the employ of JCC for any reason, including, without limitation, death or disability, but not including sick leave or a leave of absence or sabbatical for a period of up to one year that has been authorized by the Board of Directors of JCC, the JCC Shares held by such Shareholder shall be offered first to any designated employee or employees of JCC and the other Shareholders of JCC, then to JCC, and finally to KCSI, under the procedures and at the price specified in paragraphs 9.01 through 9.03.

     9.05	If, after the Closing Date, Thomas H. Bailey dies or becomes disabled, or if his employment by JCC is terminated by the Board of Directors of JCC other than for cause (as hereinafter defined), Mr. Bailey (or his personal representative if he is deceased or legally incompetent) shall sell, and KCSI shall purchase all of Mr. Bailey's JCC Shares not theretofore purchased by KCSI at a price equal to fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year ended immediately prior to the date of such death, disability or termination, except that if such date is before October 31, 1985, the price shall be $1.6373 per share.

     9.06	Thomas H. Bailey hereby agrees that he will continue to serve as the chief executive officer of JCC at least until October 31, 1987. If, notwithstanding such agreement, Mr. Bailey terminates his employment by JCC prior to October 31, 1987, or if his employment is terminated by the Board of Directors of JCC for cause, KCSI is hereby granted an option, which KCSI may exercise at any time within 120 days following such termination, to purchase all of Mr. Bailey's JCC Shares at a price equal to fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year ended immediately prior to the date of such termination of employment, except that if such date is before October 31, 1985, the price shall be $1.6373 per share. Such option may be exercised by written notice to Mr. Bailey within such 120-day period and upon such exercise Mr. Bailey shall promptly sell and deliver such shares to KCSI as provided in this paragraph 9.06.

     9.07	If, after October 31, 1987, Thomas H. Bailey desires to sell or otherwise dispose of any of his remaining JCC Shares, he shall notify KCSI of such desire, stating the number of shares he desires to sell and he shall thereupon be obligated to sell and KCSI shall be obligated to purchase the specified shares at a price equal to fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year ended immediately prior to the date of such notice.

     9.08	For purposes of paragraphs 9.05 and 9.06, "cause" for terminating the employment of Thomas H. Bailey shall be his failure or refusal to perform the responsibilities of the chief executive officer of JCC as reasonably prescribed by the Board of Directors of JCC, and the continuation of such failure or refusal for 30 days after written notice to him by the Board of Directors of JCC specifying the nature of such failure. Performance of his responsibilities in a manner substantially similar to the manner in which Mr. Bailey has performed those responsibilities prior to the date of this Agreement shall not constitute "cause" for his termination, nor shall his absence by reason of illness nor a leave of absence or sabbatical for a period of up to one year that has been approved by the Board of Directors of JCC constitute such "cause."

     9.09	If Michael Stolper dies, or becomes disabled, or if Thomas H.
Bailey disposes of all of his JCC Shares or if his employment by JCC is terminated for any reason, the JCC Shares held by Michael Stolper shall be offered first to any designated employee or employees of JCC and the other Shareholders of JCC, then to JCC, and finally to KCSI, under the procedures and at the price provided for in paragraphs 9.01 to 9.03.

     9.10	JCC shall be permitted in the discretion of its Board of
Directors after the Closing Date to designate an employee or employees, other than Thomas H. Bailey, to be eligible to purchase a specified amount of any JCC Shares offered pursuant to paragraphs 9.01, 9.04 or 9.09. JCC shall also be permitted, in the discretion of its Board of Directors to sell to its employees, other than Thomas H. Bailey, any JCC Shares acquired by JCC pursuant to this Article IX, at a price no less than the price at which it acquired such shares, on such terms as the Board of Directors of JCC may deem appropriate. Each such JCC employee so purchasing any JCC Shares shall thereafter (subject to the provisions of paragraph 9.12) be deemed to be a Shareholder of JCC, with the same restrictions on transfer of his JCC Shares and entitled to the same rights and obligations as the Remaining Shareholders of JCC under the provisions of this Article IX, and shall be required at the time of purchase to sign a written agreement to that effect.

     9.11	During such time as any Remaining Shareholder of JCC holds any
JCC Shares, neither KCSI nor any of the Remaining Shareholders of JCC shall cause JCC to transfer or otherwise dispose of any JCC Shares held by JCC to anyone other than KCSI, the Remaining Shareholders of JCC, or JCC's employees, in accordance with the provisions of this Agreement.

     9.12	At such time as any Shareholder of JCC no longer holds any shares of JCC, he shall cease to be a Shareholder of JCC with the rights and obligations conferred upon Shareholders of JCC by the provisions of this
Article IX and Article X.

     9.13	The closing of any purchase of JCC Shares made pursuant to this
Article IX shall take place as the parties to such sale may agree, within thirty days after the date of acceptance of an offer to sell, the exercise of an option to purchase, or the incurring of an obligation to purchase, pursuant to this Article IX. At each such closing, the selling Shareholders of JCC shall deliver certificates representing the JCC Shares being sold and KCSI shall deliver payment for such shares in the manner provided in paragraph 3.02.

     9.14	No purchase by KCSI pursuant to the provisions of this Article IX shall in any way affect the obligation and right of KCSI to purchase JCC
Shares from the Shareholders of JCC or their permitted purchasers under paragraphs 9.01 and 9.02 in accordance with the provisions of Article I.

     9.15	If after KCSI acquires 80% or more of the JCC Shares, KCSI
determines to sell all of its shares of JCC for cash, stock or other consideration, the then owners of the JCC Shares not owned by KCSI shall at KCSI's request, sell their shares of JCC to KCSI or to KCSI's designee at the price which shall be the greater of $1.6373 per share, fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year immediately preceding the year of such sale or the consideration to be received by KCSI in such transaction, such sale to occur at such time and place and in such manner as KCSI shall reasonably request.

                                      ARTICLE X

                          ADVERSE CHANGE IN OWNERSHIP OF KCSI

     10.01	If, after the Closing Date but prior to the time that KCSI owns
80% of the JCC Shares, there is an adverse change in ownership of KCSI (as hereinafter defined), the Remaining Shareholders of JCC other than KCSI shall have the option in the manner provided in this Article X either:

          (a)	to purchase from KCSI all JCC Shares acquired by KCSI; or

          (b)	to require KCSI to purchase from them all the JCC Shares
still owned by them, provided the condition precedent contained in paragraph
8.10 of this Agreement shall be met or waived by KCSI prior to such purchase.

     10.02	Any sale of JCC Shares which occurs pursuant to this Article X shall be at a price per share equal to fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year ending immediately after the adverse change in ownership giving rise to such sale, or $1.6373, whichever is greater.

     10.03	If notice is served upon KCSI in accordance with paragraph 10.05 that the holders of a majority of the JCC Shares other than KCSI desire to purchase shares from KCSI pursuant to paragraph 10.01(a), KCSI shall sell to the JCC Shareholders, and the JCC Shareholders shall purchase from KCSI, all of KCSI's JCC Shares on a pro rata basis according to the proportion that each such purchasing Shareholder's holding in JCC bears to all such purchasing Shareholders' holdings in JCC. Any JCC Shareholder who does not purchase from KCSI his pro rata portion of KCSI's JCC Shares in accordance with this paragraph shall sell all his JCC Shares to the other Shareholders of JCC other than KCSI and such other Shareholders of JCC shall purchase such JCC Shares of such JCC Shareholder and of KCSI on the same pro rata basis.
Until KCSI has acquired the JCC Shares to be acquired pursuant to Article I, KCSI shall not transfer, dispose of, or in any way encumber any JCC Shares acquired by it in any manner which would prevent it from complying with a notice served under this paragraph 10.03.

     10.04	If notice is served upon KCSI in accordance with paragraph 10.05 that the holders of a majority of the JCC Shares other than KCSI desire to sell to KCSI in accordance with paragraph 10.01(b), KCSI shall purchase from the Shareholders of JCC, and each such other Shareholder of JCC shall sell to KCSI, any and all JCC Shares not owned by KCSI.

     10.05	Written notice of a purchase or sale to occur pursuant to
paragraph 10.03 or 10.04 shall have been received by KCSI no more than six months after the JCC Shareholders are notified by KCSI of the change in ownership of KCSI. Such notice shall be signed by the holders of a majority of the JCC Shares held by other than KCSI and shall state the date upon which the Shareholders of JCC were notified by KCSI of the change in ownership.

     10.06	For purposes of this Article X, "adverse change in ownership of
KCSI" shall mean a transfer of 25% or more of KCSI's voting stock outstanding at the time of such transfer to one person, or to an identifiable group of persons acting in concert, not presently controlling KCSI, which in the reasonable judgment of the holders of a majority of the JCC Shares held at that time by other than KCSI will have an adverse effect upon JCC or its operations.

     10.07	The closing of any purchase or sale of JCC Shares to occur
pursuant to this Article X shall take place as the parties to such purchase or sale may agree, within 30 days of the date upon which KCSI receives notice of the purchase or sale in accordance with paragraph 10.05, or within 30 days after the date upon which the applicable Net After-Tax Earnings of JCC shall be determined, whichever is later. At any such closing, the Remaining Shareholders of JCC shall deliver certificates representing the JCC Shares being sold and KCSI shall deliver payment for such shares, or vice versa as the case may be, in the manner provided in paragraph 3.02.

                                       ARTICLE XI

                                CONTINUITY OF MANAGEMENT

     11.01	The parties hereto have agreed that the present management of JCC shall continue to operate the business of JCC, including the business of JMC prior to the merger of JMC into JCC, of providing investment advice and management services to Janus Fund, as hereinafter provided. So long as Thomas
H. Bailey is a holder of at least 5% of the shares of JCC and continues to be employed as President of JCC, (i) he shall continue to establish and implement policy with respect to the investment advisory and portfolio management activity of JCC, (ii) without his consent, KCSI shall not cause
JCC to implement, or impose on the management of JCC any policies, conditions or restrictions regarding the policy referred to in (i) other than those which were in place at November 15, 1983, and (iii) any changes in management philosophy, style or approach influencing the management of JCC with respect to the policy referred to in (i) shall be mutually agreed to by him and by KCSI. In furtherance of this objective, so long as Thomas H. Bailey is a holder of at least 5% of the shares of JCC and continues to be employed as President of JCC, KCSI agrees to vote its JCC Shares to elect directors of JCC, at least a majority of whom shall be selected by Thomas H. Bailey, subject to KCSI's approval, which approval shall not be unreasonably withheld. Immediately following the merger provided for in paragraph 1.07 the Board of Directors of JCC shall consist of the persons whose names appear on
Exhibit 11.01 attached hereto. Each of the preceding provisions set forth in this paragraph is expressly conditioned, however, upon such management and Thomas H. Bailey continuing to perform their respective duties with reasonable care and in a manner which is consistent with past practice and not contrary to the best interests of JCC.

                                    ARTICLE XII

                              DISTRIBUTION OF DIVIDENDS

     12.01	So long as there are shareholders of JCC other than KCSI, KCSI shall cause JCC, within four months after the end of each fiscal year of JCC, to declare and distribute dividends to the shareholders of JCC (including
KCSI) in an amount equal to 90% of the Net After-Tax Earnings of JCC for each such fiscal year. The record date for such dividends for the fiscal years ended October 31, 1985, 1986, and 1987 shall be immediately prior to the date that the purchases of JCC Shares by KCSI pursuant to paragraphs 1.03, 1.04 and 1.05, respectively, are made.

                                      ARTICLE XIII

                          CONFIDENTIAL TREATMENT OF INFORMATION

     13.01	Until the Closing Date, KCSI shall hold in strict confidence all confidential information of whatever type or form which it obtains concerning JCC, JMC or Janus Fund, and shall not use or disclose such information to anyone other than such officers, employees and representatives of JCC and KCSI as may be necessary or advisable to reasonably fulfill the purposes of this Agreement, except as such information was public knowledge at the time it was obtained, or became public knowledge thereafter other than by a breach of this provision by KCSI, and except as may be necessary or advisable in connection with the application for approvals or rulings from, or filing reports or tax returns with, such governmental authorities as KCSI deems necessary or advisable.

     13.02	If for any reason the purchase of shares of JMC and JCC provided for in paragraph 1.01 does not occur on or before June 30, 1984, or such later date to which the Closing Date may be extended pursuant to paragraph
3.01, or if before KCSI acquires the JCC Shares to be acquired under Article
I, the Shareholders of JCC elect to repurchase the JCC Shares pursuant to
Article X, KCSI shall cause all confidential information concerning JCC, JMC or Janus Fund of whatever type or form obtained in connection with the negotiation and performance of this Agreement, which information was not public knowledge at the time it was obtained by KCSI, or became public knowledge thereafter other than by a breach of this provision by KCSI, to continue being treated confidentially, as provided in paragraph 13.01, and to the extent practicable, shall cause all copies of documents containing such information to be returned to JCC, and KCSI shall not use, or knowingly permit others to use, any such information in any manner.

                                     ARTICLE XIV

                            COVENANT OF NON-SOLICITATION

     14.01	Simultaneously with the purchase of shares of JMC and JCC by KCSI provided for in paragraph 1.01, Thomas H. Bailey shall execute and deliver to KCSI a covenant of non-solicitation, by which shall be prohibited, for a period of one year from the date of his notice of termination from the employment of JCC, from soliciting any client who has an account being managed or advised by JCC at the date of his notice of termination, other than the Taurus Partnership and the Cerberus Partnership; provided that, if such notice of termination is given before October 31, 1987 such prohibition shall be for a period of three years or until that date which shall be 1 year after October 31, 1987, whichever is sooner. Such covenant of nonsolicitation shall not apply in the event that Mr. Bailey's employment by JCC is terminated concurrently with or following a notice to KCSI pursuant to paragraph 10.05 hereof of a purchase of KCSI's JCC Shares pursuant to paragraph 10.01(a).

                                      ARTICLE XV

                               NO UNFAIR BURDEN ON FUND

     15.01	KCSI and the Shareholders of JCC shall not impose, and shall not cause or permit JCC to impose, any unfair burden upon Janus Fund as a result of the transactions contemplated herein, or any expressed or implied terms, conditions, or understandings applicable thereto, and specifically shall not cause or permit any arrangement, during the two-year period after the Closing Date, whereby JCC or any interested person of JCC (as that term is defined in the Investment Company Act of 1940) receives or is entitled to receive any compensation directly or indirectly

     (i) from any person in connection with the purchase or sale of securities or other property to, from, or on behalf of Janus Fund, other than bona fide ordinary compensation as principal underwriter for such company; or

     (ii) from Janus Fund or its security holders for other than bona fide investment advisory or other services;

                                       ARTICLE XVI

                                       TERMINATION

     16.01	This Agreement may be terminated at or at any time prior to the
Closing Date as follows: (i) by mutual consent of the Shareholders of JCC and.KCSI; (ii) by KCSI or the Shareholders of JCC, respectively, if, upon the Closing Date, any condition precedent to closing set forth herein for the benefit of KCSI or the Shareholders of JCC, respectively, shall not have been timely met; (iii) by KCSI or the Shareholders of JCC if the Closing shall not have occurred on or before June 30, 1984, or such later date as may have been agreed upon by KCSI and the Shareholders of JCC; or (iv) by KCSI or the Shareholders of JCC, respectively, if a material representation or warranty made herein for the benefit of KCSI or the Shareholders of JCC, respectively, or in any certificate, schedule or document furnished to KCSI or the Shareholders of JCC, respectively, pursuant to this Agreement is untrue in any material respect, or KCSI or the Shareholders of JCC, respectively, shall have defaulted in material respect in the performance of any material obligations of this Agreement.

     16.02	Upon termination of this Agreement pursuant to paragraph 16.01, no party shall have any liability or obligation hereunder (except to observe the confidentiality of information provisions hereof), and each party shall bear the expenses incurred by it.

                                       ARTICLE XVII

                                    ESCROW AND INDEMNITY

     17.01 William C. Mangus agrees to deposit in escrow with Investors Fiduciary Trust Company, 1006 Baltimore Avenue, Kansas City, Missouri, the sum of $250,000 to secure his obligations, if any, which may arise with respect to the litigation referred to in paragraph 6.10, such escrow to be pursuant to a written escrow agreement acceptable to William C. Mangus and KCSI which is executed and delivered at the Closing Date.

     17.02	The Shareholders of JCC hereby indemnify and hold harmless KCSI from and against any and all liability, cost, loss and expense of any kind whatsoever, including but not limited to liability for any taxes, incurred by KCSI which it would not have incurred had KCSI not become a shareholder of JMC or JCC prior to the merger of JMC into JCC. The provisions of this paragraph 17.02 shall survive execution, delivery and performance of this Stock Purchase Agreement.

     17.03	JCC shall recommend to the Janus Fund that Janus Fund undertake to make offers of rescission to all persons who purchased shares of the Janus Fund prior to the date of this Agreement pursuant to offers made in states where such shares were not registered for sale and the Closing shall not occur prior to substantial completion of such rescission offers and expiration of applicable waiting periods with respect thereto.

                                         ARTICLE XVIII

                                         MISCELLANEOUS

     18.01	All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been fully given if delivered or mailed, first class, postage prepaid, to the following addresses:

          (a)	If to KCSI:

                  Kansas City Southern Industries, Inc.
                  114 West Eleventh Street
                  Kansas City, Missouri 64105

                     cc:	John F. Marvin, Esq.
                         Watson, Ess, Marshall & Enggas
                         15th Floor, 1006 Grand Avenue
                         Kansas City, Missouri 64106

          (b)	If to the Shareholders of JCC:

                  Janus Capital Corporation
                  100 Fillmore Street, Suite 300
                  Denver, Colorado 80206

                     cc:	Lester R. Woodward, Esq.
                         Davis, Graham & Stubbs
                         2600 Colorado National Building
                         Post Office Box 185
                         Denver, Colorado 80201

or to any other address or addresses as may hereafter be specified by notice given by any of the above for itself to the others.

     18.02	Each party shall bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

     18.03	This Agreement shall not be assignable by any of the parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs and successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any person who is not a party or who does not become a party as permitted herein any rights or remedies under or by reason of this Agreement.

     18.04	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

     18.05	This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original.

     18.06	KCSI and the Shareholders of JCC agree that the content and
timing of press releases and other announcements with respect to this Agreement shall be subject to mutual agreement, provided, however, that such agreement shall not prohibit either party from furnishing any information to any governmental, regulatory or administrative agency or authority or from making any other disclosure required by applicable law.

     18.07	This Agreement, any exhibits hereto and the documents delivered pursuant hereto or referred to herein contain the entire Agreement among the parties with respect to the transactions contemplated among them and, except as otherwise provided, supercede all previous negotiations, commitments and writings.

     18.08	No alteration, modification or change of this Agreement shall be valid unless made in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any right, power or privilege shall preclude the further or full exercise thereof.

     18.09	The headings contained in this Agreement are for reference
purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      KANSAS CITY SOUTHERN INDUSTRIES, INC.



                                         By: /s/ Landon H. Rowland
                                             --------------------------------
                                         LANDON H. ROWLAND, PRESIDENT



                                         /s/ Thomas H. Bailey
                                         -----------------------------------
                                         THOMAS H. BAILEY



                                         /s/ William C. Mangus
                                         -----------------------------------
                                         WILLIAM C. MANGUS



                                         /s/ Bernard E. Niedermeyer III
                                         -----------------------------------
                                         BERNARD E. NIEDERMEYER III



                                         /s/ Michael Stolper
                                         -----------------------------------
                                         MICHAEL STOLPER



                                         /s/ Jack R. Thompson
                                         -----------------------------------
                                         JACK R. THOMPSON